SUBSIDIARIES OF THE MONEY TREE INC.

EXHIBIT 21

Subsidiaries of The Money Tree Inc.

Subsidiary	State of Incorporation

Home Furniture Mart, Inc.	Georgia

The Money Tree of Louisiana, Inc.	Louisiana

Small Loans, Inc.	Georgia

The Money Tree of Florida, Inc.	Georgia

The Money Tree of Georgia, Inc.	Georgia

Subsidiaries of The Money Tree of Georgia Inc.

Best Buy Autos of Bainbridge, Inc.	Georgia

Buyer’s Choice Motor Company	Georgia

Buyer’s Choice Finance Company	Georgia

Money To Lend, Inc.	Georgia

The Money Tree/Vanmart, Inc.	Alabama